UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to § 240.14a-12

AMCON Distributing Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska 68122

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 21, 2017
The annual meeting of stockholders of AMCON Distributing Company, a Delaware corporation, will be held on Thursday, December 21, 2017, at 1:00 p.m., local time, in the Omaha Hilton Hotel located at 1001 Cass Street, Omaha, Nebraska, for the following purposes:
1.	To elect three Class III directors to hold office for a three-year term expiring at our annual meeting of stockholders following our 2020 fiscal year, and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;
2.	To consider and act upon ratification and approval of the selection of RSM US LLP as our independent registered public accounting firm for our 2018 fiscal year; and
3.	To consider and act upon any other matters which may properly come before the meeting.

The proposals referred to above are more fully described in the accompanying proxy statement.  An annual report to stockholders outlining our company's operations during our 2017 fiscal year accompanies this notice of annual meeting and proxy statement.
You are entitled to vote only if you were a stockholder of our company at the close of business on November 7, 2017, the record date for the annual meeting.  We solicit you to give your proxy to vote at the annual meeting by following the specific voting instructions appearing on the enclosed proxy card or voting instruction card, regardless of whether you intend to attend the meeting.
BY ORDER OF THE BOARD OF DIRECTORS,

Andrew C. Plummer
Secretary

November 16, 2017
Omaha, Nebraska

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE SPECIFIC VOTING INSTRUCTIONS APPEARING ON THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING.

IMPORTANT NOTICE Regarding the Availability of Proxy Materials
for the Stockholder Meeting To Be Held on December 21, 2017.
This notice of annual meeting and accompanying proxy materials are available to you on the Internet.  We encourage you to review all of the important information contained in the proxy materials before voting.
Our company's proxy statement, annual report and other proxy materials are available at:
http://www.amcon.com/#/InvestorRelations

AMCON Distributing Company
7405 Irvington Road
Omaha, Nebraska  68122
——————————————
PROXY STATEMENT
——————————————
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
Although we encourage you to read this proxy statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you might have about the annual meeting.
Why am I receiving these materials?
The board of directors of AMCON Distributing Company is providing these materials to you in connection with our annual meeting of stockholders on December 21, 2017.  The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, and certain other required information.  This proxy statement, the notice of annual meeting of stockholders and the accompanying proxy card or voting instruction card were first sent or given to our stockholders on or about November 16, 2017.  As a stockholder of our company, you are entitled and encouraged to vote on the items of business described in these proxy materials.  Your vote is very important.  For this reason, our board is requesting that you allow your shares to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card or voting instruction card.
When and where will the annual meeting be held?
The annual meeting of stockholders will be held on Thursday, December 21, 2017, at 1:00 p.m., local time, in the Omaha Hilton Hotel located at 1001 Cass Street, Omaha, Nebraska.  You may obtain directions to the location of the annual meeting by calling our corporate secretary, Andrew C. Plummer, at (402) 331-3727.  You do not have to attend the annual meeting to be able to vote.
What matters will be voted on at the annual meeting?
Stockholders will consider and vote upon the following business items at the annual meeting:
•
The election of three Class III directors to hold office for a three-year term expiring at our annual meeting of stockholders following our 2020 fiscal year, and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

•	The ratification and approval of the selection of the accounting firm of RSM US LLP as our independent registered public accounting firm for our 2018 fiscal year; and
•	Any other matters that may properly come before the annual meeting.

How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:
•	"FOR" the election of each nominee for director named in this proxy statement who is to be voted on by the holders of our common stock; and
•	"FOR" the ratification and approval of RSM US LLP as our independent registered public accounting firm.

What shares can I vote?
The outstanding securities of our company having voting rights at the annual meeting are the shares of our common stock, $0.01 par value.  Each issued and outstanding share of our common stock as of the close of business on the November 7, 2017 record date for the annual meeting is entitled to one vote on each matter submitted to a vote of the holders of such shares at the annual meeting.  As of the record date, we had 690,657 shares of common stock issued and outstanding.  You may vote all shares of our common stock that you held as of the record date.  This includes (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in "street name."
How do I submit my vote?
Generally, you may vote your shares by completing, signing and returning the proxy card or voting instruction card provided to you, or by attending the annual meeting and voting in person.  Specific voting instructions are found on the proxy card or voting instruction card provided to you.
Shares held by the stockholder of record.  If your shares are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record, and these proxy materials were sent to you directly.  As the stockholder of record, you have the right to grant your proxy vote or to vote in person at the annual meeting.  We have enclosed a proxy card for you to use.
Shares held in street name.  If you hold shares in a brokerage account or through some other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, trustee or other nominee, together with a voting instruction card.  As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by following the instructions on the voting instruction card.  Although you may attend the annual meeting, you may not vote these shares in person at the meeting unless you obtain a "legal proxy" from your broker, trustee or nominee.  You may vote your shares by any of the options listed on the voting instruction card.
Can I change my proxy vote or revoke my proxy?
If you are a stockholder of record, you may change your vote or revoke your proxy any time before your vote is used at the annual meeting by:
•	submitting a valid, later-dated proxy;
•	notifying our corporate secretary in writing that you have revoked your proxy; or
•	completing a written ballot at the annual meeting.
Attendance at the annual meeting will not in and of itself constitute a revocation of your proxy.
If you hold shares as the beneficial owner in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee or, if you have obtained a legal proxy from your broker, trustee or nominee, by voting in person at the annual meeting.
How many votes are needed to conduct business at the annual meeting?
A majority of all outstanding shares of our common stock entitled to vote at the annual meeting must be present or represented by proxy in order to satisfy the quorum requirement for the transaction of business at the annual meeting.  Both abstentions and broker non-votes (described below under "What is the effect of a broker non-vote?") are counted as present and entitled to vote for purposes of determining a quorum.  If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.

How are votes counted?
If you are a stockholder of record and you give your proxy, the shares represented by the proxy will be voted in accordance with your instructions.  However, if you are a stockholder of record and you give your proxy without providing voting instructions on one or more proposals, your proxy will be voted for those unmarked proposals in accordance with the recommendation of our board of directors (which recommendation is identified above under "How does our board of directors recommend that I vote?").
If your shares are held in street name through a broker or other nominee, they will be voted in accordance with the voting instructions that you provide.  If you do not provide voting instructions, your broker or other nominee is permitted to vote your shares on proposals that are considered routine, including the ratification of the appointment of our independent registered public accounting firm.
What vote is required to approve the proposals at the annual meeting?
Election of Directors.  Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose.  This means that the three nominees receiving the highest number of votes at the annual meeting will be elected.  Stockholders can withhold authority to vote for one or more nominees for director.  Shares not voted, whether by specifically withholding authority to vote on your proxy card or voting instruction card or otherwise, will have no impact on the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger proportion of the total votes.  No shares may be voted for more than three nominees at the annual meeting.  Stockholders do not have cumulative voting rights in the election of directors.
Other Matters.  Approval of the proposal to ratify and approve the selection of RSM US LLP as our independent registered public accounting firm and all other proposals that properly may come before the annual meeting require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular proposal.  Stockholders may abstain from voting on any proposal at the meeting.  If your shares are voted to "abstain" with respect to any proposal, this will have the same effect as a vote against the proposal.
What is the effect of a broker non-vote?
A "broker non-vote" occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.  If you hold shares in street name through a broker or other nominee and do not vote your shares or provide voting instructions, your broker or other nominee may vote for you on "routine" proposals but not on "non-routine" proposals.  The ratification and approval of the selection of RSM US LLP as our independent registered public accounting firm is considered routine, but the election of directors and all other proposals are non-routine.  Therefore, if you do not vote on any non-routine proposal or provide voting instructions, your broker or other nominee will not be allowed to vote your shares on such proposal.  Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting, if such shares are otherwise properly represented at the meeting.  Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal for which the broker or other nominee lacks discretionary authority, and therefore would reduce the number of affirmative votes that are necessary to approve that proposal.
Are there any other matters that will be considered at the annual meeting?
The only items of business that may be properly brought before the annual meeting are the matters set forth in this proxy statement or those brought before the meeting by or at the direction of our board of directors.  We are not aware of any business to be acted upon at the annual meeting other than the items described in this proxy statement.  Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion for any other matter that is properly presented at the meeting.

Who pays the cost of soliciting votes at the annual meeting?
Our company is making this proxy solicitation, and it will bear all costs of this solicitation.  In addition to the use of the mail, proxies may be solicited personally or by telephone by some of the regular employees of our company, at no additional compensation.  Our company may reimburse brokers, banks and other persons holding stock in their names, or in the names of nominees, for expenses incurred in sending proxy materials to their principals and obtaining their proxies.  Our company requests that brokerage houses and other custodians, nominees and fiduciaries forward the soliciting materials to the beneficial owners of the shares of common stock held of record by such persons.
Where can I find the voting results of the annual meeting?
We will announce preliminary voting results at the annual meeting and publish those results in a report on Form 8-K filed with the Securities and Exchange Commission or SEC within four business days after the day on which the annual meeting ends.  If the voting results included in such Form 8-K are not final, we will publish the final results in an amended report on Form 8-K within four business days after the final voting results are known.
What should I do if I receive more than one set of proxy materials?
You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a stockholder of record and have shares registered in more than one name.  Please vote the shares on each proxy card or voting instruction card you receive.
We have adopted a "householding" procedure which allows us, unless a stockholder withholds consent, to send one proxy statement and annual report to multiple stockholders of record sharing the same address.  Each stockholder at a given address will receive a separate proxy card or voting instruction form.  If you are receiving multiple sets of proxy materials and wish to have your accounts householded, or if you no longer wish to participate in householding and wish to revoke your consent, call our corporate secretary, Andrew C. Plummer, at (402) 331-3727, or send written instructions to our corporate secretary at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE  68122.  We will act in accordance with your wishes within 30 days after receiving such notification.
Many brokerage firms participate in householding as well.  If you have a householding request for your brokerage account, please contact your broker.
Where may I obtain financial and other information about AMCON?
We filed our annual report on Form 10-K for our 2017 fiscal year with the SEC on November 8, 2017.  Our annual report to stockholders, including our Form 10-K, containing our audited financial statements for our 2017 fiscal year, accompanies this proxy statement.  This proxy statement, our annual report to stockholders (including Form 10-K), and other proxy materials also are available on our internet website (www.amcon.com) and on the SEC's internet website (www.sec.gov).  Information on any website that we refer to does not constitute part of this proxy statement.
MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
ITEM 1:  ELECTION OF DIRECTORS
What am I voting on?
One of the purposes of this annual meeting is to elect three directors.  You will be asked to elect three directors in Class III to serve for a three-year term expiring at our annual meeting of stockholders following our 2020 fiscal year and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal.

What is the structure of our board and how often are directors elected?
Our board of directors currently consists of seven persons.  Our articles of incorporation divide the board into three classes of directors, with directors serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal.  The present terms of Kathleen M. Evans, John R. Loyack and Timothy R. Pestotnik, the three directors in Class III, expire at this annual meeting.  Directors in Class I (Jeremy W. Hobbs and Stanley Mayer) and in Class II (Christopher H. Atayan and Raymond F. Bentele) have terms expiring at the time of the annual meeting of stockholders following our 2018 and 2019 fiscal years, respectively.  Our board of directors has determined that Messrs. Bentele, Hobbs, Loyack, Mayer and Pestotnik each satisfies the independence requirements of the NYSE American exchange or "NYSE American."
Who are this year's nominees?
The nominating and corporate governance committee of our board of directors has designated Kathleen M. Evans, John R. Loyack and Timothy R. Pestotnik as the nominees proposed for election at the annual meeting.  Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by properly executed proxies in the form enclosed will be voted for the election as directors of these nominees.  Each of the nominees currently serves on our board.
The following table sets forth certain information with respect to each person nominated for election as a director at the annual meeting and each director whose term of office will continue after the annual meeting.
Name	Age	Position With our Company	Director Since
NOMINEES
Class III: New term to expire at the annual meeting following our 2020 fiscal year
Kathleen M. Evans	70	President, Director	1986
John R. Loyack	54	Director	2003
Timothy R. Pestotnik	57	Director	1998

DIRECTORS CONTINUING IN OFFICE
Class I: Term to expire at the annual meeting following our 2018 fiscal year
Jeremy W. Hobbs	56	Director	2006
Stanley Mayer	72	Director	2002
Class II: Term to expire at the annual meeting following our 2019 fiscal year
Christopher H. Atayan	57	Chief Executive Officer, Chairman, Director	2004
Raymond F. Bentele	80	Director	2002
There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.  However, Christopher H. Atayan, as a former holder of our Series B Convertible Preferred Stock who continues to own at least 5% of the outstanding shares of our common stock, is contractually entitled to nominate one member of our board of directors.
What is the business experience of the nominees and of our continuing board members and the basis for the conclusion that each such person should serve on our board?
Described below is the business experience for at least the last five years of each person nominated for election as a director at the annual meeting and each director whose term of office will continue after the annual meeting, as well as the specific experience, qualifications, attributes and skills of each such person that led to the conclusion that such person should serve on our board.

Christopher H. Atayan has served as our company's Chief Executive Officer since October 2006 and as our Chairman since January 2008.  Mr. Atayan served as our company's Vice Chairman from March 2006 through January 2008, as our company's Chief Corporate Officer from March 2006 through September 2006 and has been a director of our company since 2004.  Mr. Atayan has served as the Senior Managing Director of Slusser Associates, a private equity and investment banking firm, since 1988, and has been engaged in private equity and investment banking since 1982.  He also serves on the Board of Eastek Holdings, LLC, a private manufacturing company.  Mr. Atayan's strategic vision, leadership, broad experience and tireless determination in prudently developing shareholder value and other interests of the company led to the conclusion that he should serve on our board.  This conclusion is further supported by his years of service as our chief executive officer during which he has provided the board with information gained from his active management of our operations including the identification and analysis of our near, medium and long-term challenges and opportunities.
Raymond F. Bentele is the former President and Chief Executive Officer of Mallinckrodt, Inc., having served in that capacity from 1982 until his retirement in 1992.  He also served as Executive Vice President of Mallinckrodt Group Inc. from 1980 until his retirement.  He previously served as a director of The Mosaic Company and Leggett & Platt, Incorporated.  The conclusion that Mr. Bentele should serve on our board is founded on his experience in managing a successful business and in serving on the boards and committees of other public companies.  This experience has given him a wide breadth of exposure to strategic, investing, financing, operating and corporate governance issues and facilitates his contributions to our board in these areas.
Kathleen M. Evans became President of our company in March 1991.  Prior to that time she served as Vice President of AMCON Corporation from 1985 to 1991.  From 1978 until 1985, Ms. Evans acted in various capacities with AMCON Corporation and its operating subsidiaries.  The conclusion that Ms. Evans should serve on our board is founded on her experience in operations and financial matters, as well as her length of service in the distribution industry.  All of these characteristics make her an important contributor to board decision making.
Jeremy W. Hobbs is the Executive Director of Western Wind Foundation.  Mr. Hobbs also is President and Chief Executive Officer of Draupnir, LLC, and also serves on the Board of Eastek Holdings, LLC, a private manufacturing company.  He served as a founding member and executive officer of Draupnir, LLC from 2002 through December 2005.  From 1987 to 2002, Mr. Hobbs was an attorney in the law firm of Krasnow, Cornbath and Hobbs in Chicago, Illinois where he served as managing partner from 1997 to 2002.  Mr. Hobbs brings with him a wealth of legal experience and expertise that has benefitted our board on a variety of matters, including litigation, regulatory oversight and financial disclosure.  These factors together with his familiarity with our company resulting from numerous years of service on our board led to the conclusion that he should serve on our board.
John R. Loyack is the Executive Vice President of Business and Administrative Affairs of King's College in Wilkes-Barre, Pennsylvania.  Mr. Loyack served as the President and Chief Executive Officer of Optim Energy, LLC, and of CPG International, Inc., and also served as Senior Vice President and Chief Financial Officer and Vice President and Chief Accounting Officer at PNM Resources.  Mr. Loyack's extensive financial, operational and strategic expertise make him an effective contributor to the board decision making process and have led to the conclusion that he should serve on our board.
Stanley Mayer is the retired General Manager of CMC Rebar – Albuquerque, having served in that position from 2002 until his April 2010 retirement.  Mr. Mayer also has served as a consultant to various companies regarding financial and strategic planning matters, as Chief Financial Officer for Donruss Playoff, Inc. from 2001 to 2002 and as Vice President of Southern Union Company from 1998 through 2001.  He is a Chartered Accountant.  The conclusion that Mr. Mayer should serve on our board is founded on his operational, accounting and finance experience.  His service on behalf of numerous companies has given him exposure to a variety of strategic, investing, financing and operating issues which facilitates his contributions to our board.
Timothy R. Pestotnik is an attorney and a partner in the law firm of Pestotnik LLP.  Prior to this, he was a partner and chair of the business litigation department at the law firm of Luce, Forward, Hamilton & Scripps, LLP.  Mr. Pestotnik also serves as a director of AMCON Corporation and Premier-Midwest Beverage Company.  Mr. Pestotnik also sits on the boards of non-profit organizations and has testified as an expert witness on related corporate governance issues.  His sophisticated legal practice has benefited our board in a variety of matters, including corporate governance, financial disclosure and regulatory oversight.  These factors together with his familiarity with our company resulting from numerous years of service on our board led to the conclusion that he should serve on our board.

What if a nominee is unwilling or unable to serve?
Each of the nominees listed in this proxy statement has indicated his or her willingness to serve as a director if elected, and the board of directors has no reason to believe that any nominee will be unavailable for election.  If a nominee who is to be voted on by the holders of our common stock becomes unwilling or unable to serve, the shares represented by the proxies will be voted for the election of such substitute nominee as may be designated by our nominating and corporate governance committee, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote "FOR" the election of Kathleen M. Evans, John R. Loyack and Timothy R. Pestotnik as Class III directors.
ITEM 2:  SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What am I voting on?
We are asking stockholders to ratify and approve the selection of RSM US LLP as our independent registered public accounting firm for our 2018 fiscal year.  The selection of RSM US LLP was made by the audit committee of our board of directors.  RSM US LLP has served as our independent auditors since August 30, 2006.  In connection with the audit of our 2018 fiscal year financial statements, our company intends to enter into an engagement agreement with RSM US LLP which would set forth the terms by which RSM US LLP will perform audit services for our company.  The ratification and approval by stockholders of the selection of RSM US LLP effectively would also be a ratification of that agreement.
What services do the independent registered public accountants provide?
Audit services provided by RSM US LLP for our 2017 fiscal year included the examination of the consolidated financial statements of our company and services related to our periodic filings with the SEC.  These services are more fully described in this proxy statement under the captions "Audit Committee Report" and "Independent Auditor Fees and Services."
Will a representative of RSM US LLP be present at the meeting?
We anticipate that one or more representatives of RSM US LLP will be present at the annual meeting.  Any such representative will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from stockholders.
What if this proposal is not approved?
Stockholder ratification and approval of the audit committee's selection of RSM US LLP as our independent registered public accounting firm is not required by any statute or regulation or by our bylaws.  Nevertheless, if the stockholders do not ratify and approve the selection of RSM US LLP at the annual meeting, the audit committee will reconsider the appointment. Submission of our selection of RSM US LLP to the stockholders for ratification and approval will not limit the authority of the audit committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign, or their engagement otherwise is terminated.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote "FOR" approval of the selection of RSM US LLP.

OWNERSHIP OF OUR COMMON STOCK BY OUR DIRECTORS AND EXECUTIVE OFFICERS AND
OTHER PRINCIPAL STOCKHOLDERS
The table below sets forth information, as of November 7, 2017 (unless otherwise indicated below), with respect to the beneficial ownership of shares of our common stock by:
•	each person known to us to own beneficially more than 5% of the aggregate number of the outstanding shares of our common stock;
•	our chief executive officer, our principal financial officer and each of the other named executive officers;
•	each of our directors and director nominees; and
•	our executive officers and directors as a group.
Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares of our common stock shown as beneficially owned by them, except as otherwise indicated.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Shares Outstanding

Christopher H. Atayan (1)	324,113	46.93%
Kathleen M. Evans	24,457	3.54%
Andrew C. Plummer	16,758	2.43%
Raymond F. Bentele	2,163	*
Jeremy W. Hobbs (2)	1,700	*
John R. Loyack	2,983	*
Stanley Mayer	2,533	*
Timothy R. Pestotnik	1,116	*
All directors and executive officers (8 persons as a group)	375,823	54.42%
____________________
*	Signifies less than 1%
(1)	Mr. Atayan's address is 7405 Irvington Road, Omaha, Nebraska 68122.
(2)
The shares reported do not include 9,886 shares of common stock held by the Western Wind Foundation, of which Mr. Hobbs is a director.  Mr. Hobbs disclaims beneficial ownership of the shares held by Western Wind Foundation.  The information provided is based in part on the Schedule 13D filed with the SEC on July 22, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of any class of equity securities of our company registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our company.  SEC regulations require directors, executive officers and greater than 10% stockholders to furnish our company with copies of all Section 16(a) reports they file.
To our knowledge, based solely on review of the copies of such reports furnished to our company and written representations that no other reports were required, during our 2017 fiscal year, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% stockholders were complied with on a timely basis, except that Mr. Hobbs was late in filing a report on Form 4 with respect to one transaction during our 2015 fiscal year involving 128 shares of common stock.
CORPORATE GOVERNANCE AND BOARD MATTERS
Board Leadership Structure and Role in Risk Oversight
Our company is led by Christopher H. Atayan, who has served as our company's chief executive officer since October 2006 and as its chairman since January 2008.  Our board of directors is comprised of Mr. Atayan and six other directors, including five directors who satisfy the independence requirements of the NYSE American.  An independent director serves as chairman of each of our board's three standing committees – the audit committee, the compensation committee, and the nominating and corporate governance committee.
Our bylaws provide that at any time in which the offices of our chairman and chief executive officer are held by the same person, our board of directors will appoint one independent member of our board to serve as the "lead director."  Timothy R. Pestotnik currently serves as the lead director.  The lead director will have such rights, duties and responsibilities as may be assigned to him or her by our board of directors.
Our board leadership structure has been effective for our company.  We believe that having a combined chief executive officer and chairman of the board, an independent chair for each of our board committees and an independent lead director provides the right form of leadership for our company.  A combined chairman and chief executive officer role allows for more productive meetings.  The chief executive officer is the individual selected by the board of directors to manage our company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead the board in productive strategic planning sessions and determine the time allocated to each agenda item in discussions of our company's short and long-term objectives.  In addition to the leadership provided by our chairman and chief executive officer, we have strong oversight of company operations by experienced independent directors who chair each of our board's standing committees.  Led by an independent lead director, our independent directors also regularly meet in executive session to review key decisions and discuss matters in a manner that is independent of the chief executive officer.

Although it is management's job to assess and manage our company's exposure to risk, our audit committee takes a lead in establishing guidelines and policies that govern the process.  In carrying out its responsibilities in this regard, our audit committee works closely with our chief financial officer.  Our audit committee meets several times each year with our chief financial officer and other members of management and receives a comprehensive report on enterprise risk management, including management's assessment of risk exposures, and the processes in place to monitor and control such exposures.  Our audit committee also receives updates between meetings from members of management relating to risk oversight matters, and provides risk management reports to the full board of directors.  In addition to our audit committee, our compensation committee considers the risks that may be implicated by our executive compensation programs.  We believe that our directors provide effective oversight of the risk management function, especially through the work of the audit committee and the dialogue between the full board and our chief financial officer.
Communication with the Board
Our board of directors has established a process for stockholders to follow in sending communications to our board or its members.  Stockholders who wish to communicate with our board or any of our directors, including the Chairman of the Board and the chairman of any committee of the board, may do so.  Such communications must be addressed to our board or any such director in care of our corporate secretary, Andrew Plummer, at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122.  All such communications will be compiled by our corporate secretary and submitted to our board or the individual director, as applicable, on a periodic basis.
Neither our board of directors nor a specific director is required to respond to a stockholder communication.  To avoid selective disclosure, our board or the individual director may respond to a stockholder's communication only if the communication involves information which is not material or which is already public.  In such case, our board of directors, as a whole, or the individual director, may respond, if at all: (i) directly, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate; (ii) indirectly through our corporate secretary or other designated officer, following consultation with our corporate secretary or other advisors or without additional consultation, as our board determines appropriate; or (iii) pursuant to such other means as our board determines appropriate from time to time.
If the communication involves material non-public information, our board of directors or the individual director will not provide a response to the stockholder concerning such information.  Our company may, however, publicly provide information responsive to such communication if (following consultation with our advisors, as our board determines appropriate) our board determines disclosure is appropriate.  In that case, the responsive information will be provided in compliance with SEC Regulation FD and other applicable laws and regulations.
Consideration of Director Nominees
In identifying and evaluating director nominees, the nominating and corporate governance committee of our board of directors may receive recommendations from management, from other directors and from stockholders, including certain former holders of our Series B Convertible Preferred Stock having residual nomination rights.  The committee reviews and considers information on each candidate and evaluates it in light of the needs and requirements of our company.  The committee believes that our board and its committees should be comprised of persons who are of high character and integrity, who have a personal and professional reputation that is consistent with the image and reputation of our company, and who have expertise that may be useful to our company.  The committee also considers various factors, including the independence of the candidate, as well as his or her education or special skills, areas of expertise, experience, age, business associations, reputation and other characteristics and qualities that the committee believes are likely to enhance the effectiveness of our board and its committees.  In determining whether a director should be retained and stand for re-election, the committee also considers the director's past attendance at meetings and participation in and contributions to the activities of our board and each committee on which such director serves.  The committee does not have a formal policy concerning its consideration of diversity in identifying director nominees.  Although the committee may consider diversity in identifying director nominees, it did not do so with respect to the selection of the nominees for this annual meeting.  The committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Stockholders who wish the nominating and corporate governance committee to consider their recommendations for nominees for the position of director should submit their recommendations in writing to the nominating and corporate governance committee in care of our corporate secretary, Andrew Plummer, at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122.  All nominees, including those submitted by stockholders in accordance with these procedures, will be evaluated using generally the same methods and criteria described above, although those methods and criteria are not standardized and may vary from time to time.  Stockholders also may submit director nominations to our company in accordance with the procedures described below under "Advance Notice of Stockholder Proposals."
Committees of the Board
Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee.  There currently are no other standing committees of our board of directors.  Members of the audit committee, compensation committee and nominating and corporate governance committee serve at the pleasure of our board of directors.
Audit Committee.  The audit committee of our board of directors currently is comprised of John R. Loyack, its chairman, Timothy R. Pestotnik and Stanley Mayer.  Our board of directors has determined that all members of the audit committee are independent directors under the listing standards adopted by the NYSE American.  In addition, our board of directors has determined that Mr. Loyack and Mr. Mayer each meets the SEC's definition of an "audit committee financial expert."  The audit committee is responsible for reviewing our financial statements, audit reports, internal financial controls and the services performed by the independent registered public accounting firm, and for making recommendations with respect to those matters to our board of directors.  A more complete description of the audit committee's functions is provided in its charter, a copy of which is available on our internet website (www.amcon.com) by clicking on "About Us" then "Investor Relations" and "Corporate Governance."  The audit committee met six times during our 2017 fiscal year.
Compensation Committee.  The compensation committee of our board of directors currently is comprised of John R. Loyack, its chairman, Raymond F. Bentele and Stanley Mayer.  Our board of directors has determined that all members of our compensation committee are independent under the NYSE American listing standards.  The committee is responsible for reviewing and making recommendations to our board of directors with respect to compensation of executive officers and other compensation matters and awards.  Our chief executive officer assists the committee from time to time on a variety of compensation matters, including making recommendations for the appropriate salaries and bonuses of our executive officers (other than our chief executive officer).  The committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it in its efforts.  A more complete description of the committee's functions is provided in its charter, a copy of which is available on our internet website (www.amcon.com) by clicking on "About Us" then "Investor Relations" and "Corporate Governance."  Our compensation committee met four times during our 2017 fiscal year.
Nominating and Corporate Governance Committee.  The members of our nominating and corporate governance committee are Raymond F. Bentele, its chairman, John R. Loyack and Timothy R. Pestotnik, each of whom our board of directors has determined to be independent under the NYSE American listing standards.  The committee is responsible for the director nomination process, including evaluating and recommending director nominees and committee and chair appointments.  It also is responsible for various corporate governance matters, including the development of ethical conduct standards for our directors, officers and employees and an annual board assessment.  A more complete description of the committee's functions is provided in its charter, a copy of which is available on our internet website (www.amcon.com) by clicking on "About Us" then "Investor Relations" and "Corporate Governance."  The nominating and corporate governance committee met four times during our 2017 fiscal year.
Meetings of the Board
During our 2017 fiscal year, our board of directors held five meetings.  Each director attended at least 75% of the total meetings of the board of directors and of the committees of the board on which he or she served during the fiscal year.  Our company's directors discharge their responsibilities throughout the year, not only at such board of directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our company.

The independent non-management members of our board of directors regularly hold executive sessions without management present.  At least one executive session per year is attended by only independent non-management directors.  Our board of directors has chosen Timothy R. Pestotnik as the lead director for meetings of the independent non-management directors.
Directors are encouraged by our company to attend our annual meeting of stockholders if their schedules permit, but our company does not otherwise have a policy regarding such attendance.  All incumbent directors were present at the annual meeting of the stockholders held on December 22, 2016.
Code of Ethics
Our board of directors has adopted a code of ethical conduct that applies to our executive officers, including our principal executive officer and our principal financial officer.  This code of ethical conduct is available without charge to any person who requests it by writing to our corporate secretary, Andrew Plummer, at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE  68122.  It also is available on our internet website (www.amcon.com) by clicking on "About Us" then "Investor Relations" and "Corporate Governance."  Any substantive amendment to, or waiver from, a provision of this code that applies to our principal executive officer or principal financial officer will be disclosed on our internet website and, if required by rules of the SEC or the NYSE American, in reports we file with the SEC.
Director Compensation
Only outside (non-employee) members of our board of directors receive compensation for their service to our company as a director.  Directors who are not employees of our company are paid according to the following annual scale:
Director Fee	$45,000
Audit Committee Membership Fee (1)	$5,000
Committee Chairman Fee (2)	$5,000
Lead Director Fee	$50,000
______________
(1)	Provided to all members of the audit committee, including the chairman.
(2)	Provided to directors serving as chairman of the audit committee, the compensation committee and the nominating and corporate governance committee.
There is no payment of any meeting fees; however, all directors are reimbursed for their reasonable out of pocket expenses incurred in connection with their attendance at board and committee meetings.
Non-employee directors are eligible to receive equity-based awards under our 2007 omnibus incentive plan described below under "Executive Compensation and Related Matters—2007 Omnibus Incentive Plan" and under our 2014 omnibus incentive plan as described below under "Executive Compensation and Related Matters—2014 Omnibus Incentive Plan."  Non-employee directors also are eligible to receive awards of nonqualified stock options which entitle them to purchase shares of our common stock at an exercise price equal to the fair market value of the stock on the date of grant.  Option grants and other equity-based awards may be recommended from time to time by our compensation committee, subject to approval by our board of directors.

Compensation earned in our 2017 fiscal year by each person serving as a director during such fiscal year (other than those who are named executive officers in the summary compensation table under "Executive Compensation and Related Matters" below) for service on our board and its committees is presented in the table below.
Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)	Total ($)
Raymond F. Bentele	50,000	--	50,000
Jeremy W. Hobbs	45,000	--	45,000
John R. Loyack	60,000	--	60,000
Stanley Mayer	50,000	--	50,000
Timothy R. Pestotnik	100,000	--	100,000
______________
(1)
The amounts in this column include director fees, committee chairman fees, audit committee membership fees, and lead director fees received for service as a director, committee chairman, audit committee member or lead director, as shown below.

Name	Director Fee $	Committee Chairman Fee $	Audit Committee Membership Fee $	Lead Director Fee $	Total Fees Paid in Cash $
Mr. Bentele	45,000	5,000	--	--	50,000
Mr. Hobbs	45,000	--	--	--	45,000
Mr. Loyack	45,000	10,000	5,000	--	60,000
Mr. Mayer	45,000	--	5,000	--	50,000
Mr. Pestotnik	45,000	--	5,000	50,000	100,000

EXECUTIVE COMPENSATION AND RELATED MATTERS
Compensation Discussion and Analysis
General
The following compensation discussion and analysis explains how our compensation programs are designed and operate in practice with respect to each of the named executive officers listed in the summary compensation table appearing below.  This discussion should be read in conjunction with the information appearing under the caption "Committees of the Board -- Compensation Committee," the summary compensation table, and the additional tabular and narrative disclosure that follows the summary compensation table.
Compensation Philosophy and Objectives
Our compensation program for executive officers is structured to achieve the following objectives:
•	Attract and retain talented professionals, while emphasizing the challenges and rewards associated with a fast paced, stimulating, entrepreneurial environment.
•
Align individual and strategic goals with those of our stockholders and customers.  We believe that it is primarily the dedication, creativity, competence and experience of our entire workforce that enables us to compete, given the realities of the wholesale/retail industries in which we operate.  History has demonstrated that our business is neither easily nor quickly mastered by people attempting to migrate from other industries.  Hence, we attempt to retain our experienced, long-term employees, avoid employee turnover, create a cadre of dedicated professionals focused on increasing stockholder value, align the interests of our employees and stockholders and foster an ownership mentality in our executives by giving our employees a meaningful stake in our success through our equity incentive and cash bonus programs.

•
Achieve meaningful results and add value to our company through a results-oriented reward structure.  We attempt to link compensation closely to results by structuring a significant portion of executive compensation as at-risk compensation.

•
Tailor individual incentives within different segments of our organization depending on the priorities and needs existing at the time.  This facilitates individual focus to capitalize on opportunities and to correct weaknesses in a particular segment of our organization.  Our branches and retail stores therein require empowered, capable, local management expertise to operate effectively.  We attempt to encourage accountability in our division-level executives by using bonus targets tied to divisional or regional results and other, individually tailored, objectives.

•
Integrate strategic goals and objectives throughout all facets of our organization.  This enables quicker, more effective execution of our strategic corporate objectives.  Our ability to modify and tailor the components of our cash bonus program allows us to revise these components from year to year and executive to executive as our strategic goals evolve.

•	Simplicity is an important element of our compensation structure. With clear and unambiguous goals individuals can employ their best efforts.

Determining Compensation
Our compensation committee's process for determining compensation levels for executive officers differs depending upon the position of the individual being considered.  For each executive officer other than our chief executive officer, the committee annually reviews each element of compensation described below in consultation with our chief executive officer.  Our chief executive officer develops for the committee's consideration a proposed compensation package for each of these executive officers based on his subjective business judgment of the executive's past performance and of his or her expected future contributions to our company.  Each executive's compensation package is modified as deemed appropriate by our compensation committee, and the final determination of the compensation package is made by the committee.  With respect to our chief executive officer's compensation, our compensation committee meets in executive session.  The committee develops a compensation package for our chief executive officer based on its subjective business judgment of his past performance, of his leadership in establishing performance standards in the conduct of our company's business, and of his expected future contributions in directing the long-term success of our company and its businesses.  For all executive officers, including our chief executive officer, the structure and level of executive compensation needed to promote the principles of our executive compensation program for each executive is determined by the committee by considering all elements of the compensation package in total, rather than any one component in isolation.  This process is based on the committee's subjective business judgment.  Finally, some components of the compensation packages for our named executive officers are determined in accordance with the agreements described below under the caption "Change of Control Agreements."
Compensation Components
As separately discussed below, the principal components of compensation for our executive officers currently are:
•	base salary;
•	performance-based compensation;
•	long-term equity incentive compensation; and
•	perquisites and other personal benefits.
Base Salary.  We provide base salary to our named executive officers and other employees to reward them for performing the requirements of their position on a day-to-day basis.  Base salary is viewed by our compensation committee as a key aspect of our attraction and retention efforts.  Base salaries are not established on the basis of any specific performance criteria.  Our compensation committee considers a number of factors in determining individual salary levels, including each executive's existing salary relative to that of other employees of our company, a subjective business judgment of the performance of the executive and of the business unit or function under his or her leadership, the executive's length of service with our company, and the perceived increase in the cost of living.  The factors impacting base salary levels are not independently assigned specific weights.  Competitive market data may be considered from time to time, but we currently do not set compensation levels at a targeted percentile relative to compensation data for a particular peer, competitor or industry group.  Our compensation committee applies its business judgment to formulate and approve the final compensation.
For our 2018 fiscal year, base salary levels were determined by our compensation committee based on its assessment of the factors referred to above.  Fiscal 2018 base salaries were set as follows: Mr. Atayan, $570,040; Ms. Evans $434,730; and Mr. Plummer $297,750.

Performance-Based Compensation.  Performance bonus awards may be provided to our named executive officers and other employees, as determined by our compensation committee, with 50% of the bonus awards being made available based on the achievement of specified financial metrics and 50% of the bonus awards being made available based on the achievement of strategic objectives.  With respect to the achievement of financial metrics upon which a bonus award is based, our company must reach a minimum threshold of 80% of budgeted pretax income.  If this threshold is achieved, the executive will be eligible for a 50% payout of his or her targeted bonus.  The executive will be eligible for increasing payouts of his or her targeted bonus, pro rated up to 100% of target, upon the achievement of increasing percentages of budgeted pretax income until 100% of our budgeted pretax income amount is met.  If our pretax income exceeds budget, the executive will be eligible for up to 125% of his or her target bonus, pro rated based on the achievement of pretax income of up to 120% of budget.
With respect to the achievement of strategic objectives upon which a bonus award is based, the executive is entitled to receive 100% of his or her targeted bonus if our compensation committee determines that the executive has made satisfactory progress toward the achievement of his or her strategic goals.  In the discretion of the compensation committee, the executive is eligible for up to 125% of his or her targeted bonus for exceptional performance with respect to the strategic goals.  The satisfaction of an executive's strategic goals is largely determined by the compensation committee based on its business judgment of the executive's performance.  All executives have a common strategic goal, which is to work together as a team in furtherance of our company's strategic objectives.  In addition, each executive has individualized short, medium and long-term goals.  In the case of our chief executive officer, these goals include:
Short Term Goals
•	Developing and implementing our company's strategic plan
•	Increasing our company's enterprise value in a conservative, low-risk fashion
•	Developing and maintaining relationships within the financial community to ensure our company's access to capital and credit
•	Setting the proper "tone at the top" reflecting our company's operation in a highly regulated environment as a publicly traded reporting company
•	Providing executive leadership to deploy our assets in a balanced fashion, recognizing the need to maximize liquidity, reduce debt, and generate cash flow
•	Developing strategies for the integration of companies that we acquire into our organization
•	Implement facility and equipment strategy to support foodservice growth
Medium Term Goals
•	Reducing long-term debt
•	Initiating a strategic plan for information technology
•	Initiating opportunities to repurchase shares of our capital stock when appropriate
•	Developing and implementing a management structure to facilitate long term growth
•	Ensuring our company's compliance with appropriate internal controls for financial reporting
•	Implement strategic plan to capitalize on the growing foodservice sector
Long Term Goals
•	Initiating a strategic posture for a company-wide culture of growth
For our 2017 fiscal year, our compensation committee awarded cash bonuses to the following named executive officers with respect to the achievement of specified financial metrics and strategic objectives as discussed above: Mr. Atayan, $691,800; Ms. Evans $146,317; and Mr. Plummer $180,675.  For our 2018 fiscal year, performance bonus awards will be determined by our compensation committee based on its assessment of the factors referred to above and utilizing bonus targets that it establishes.  Our compensation committee has not yet established targeted bonuses for our named executive officers for our 2018 fiscal year.

Equity Incentives.  We promote the long-term interests of our company and the alignment of our named executive officers' interests with those of our stockholders by providing meaningful equity ownership opportunities to our executives.  Our equity compensation program also is designed to encourage our named executive officers to remain employed with us despite a competitive labor market.  Because equity compensation awards typically vest over a period of several years, the value to recipients of any immediate increase in the price of our common stock following a grant will be attenuated. The periodic vesting provisions are in place to encourage the named executive officers to remain with our company.
On October 24, 2017, our compensation committee decided to grant restricted stock units for the 2017 fiscal year, including restricted stock units to Mr. Atayan and Mr. Plummer for 9,900 shares and 2,050 shares, respectively.  The amount of each grant was designed to provide each executive with an equity incentive commensurate with his responsibilities and a meaningful stock ownership and growth opportunity linked directly to the success of our company.  Each award of restricted stock units was made on terms in which one-third of the award is scheduled to vest on each of October 24, 2018, October 24, 2019, and October 24, 2020.  The restricted stock unit grants were made to Mr. Atayan and Mr. Plummer under our 2014 omnibus incentive plan.
Our compensation committee has not yet determined whether to establish any equity incentive awards for our 2018 fiscal year.
Perquisites and other Personal Benefits.  Each of our executive officers is entitled to participate in our employee benefit plans that are made available to all of our employees on a non-discriminatory basis.  These benefits consist of medical and group life insurance for which our company pays a portion of the premiums.  Our company also makes matching contributions under our 401(k) profit sharing plan of up to 4% of each executive's compensation.  Our company generally does not provide special perquisites to our executive officers.  However, Ms. Evans receives an auto allowance.  Additional information concerning perquisites is provided in the tabular and narrative disclosure that follows the summary compensation table.
Termination and Change in Control Arrangements
As discussed below under the caption "Change of Control Agreements," we have entered into change of control agreements with Mr. Atayan and Ms. Evans.  These agreements provide that, upon certain termination of employment events, including termination events following a change of control of our company, these named executive officers may be entitled to receive specified severance benefits.  These benefits are discussed in more detail under the caption "Change of Control Agreements."  The provisions in these agreements regarding severance benefits are designed, among other things, to provide for stability and continuity of management in the event of any actual or threatened change in control, to encourage the executives to remain in service after a change in control and ensure that the executives are able to devote their entire attention to maximizing stockholder value in the event of a change in control.  Our compensation committee has determined that the amounts payable under the agreements are necessary to achieve those objectives.
Policy Regarding Tax Deduction for Compensation Under Internal Revenue Code Section 162(m)
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid for any fiscal year to the chief executive officer and the four other most highly compensated executive officers.  Certain qualifying performance-based compensation is exempted from the deduction limit if stated requirements are met.  Our compensation committee and our board of directors reserve the authority to award non-deductible compensation in circumstances they consider appropriate.
Stockholder Advisory Approval of Executive Compensation
At the annual meeting of the stockholders held on December 22, 2016, stockholders provided advisory approval of the compensation of our executives disclosed in the proxy statement for that meeting pursuant to the compensation disclosure rules of the SEC.  At the annual meeting of the stockholders held on December 20, 2013, stockholders provided advisory approval for holding future advisory votes on executive compensation every three years.  It is anticipated the stockholders will next be asked to provide advisory approval for the compensation of our executives and advisory approval concerning the frequency of providing advisory approval of the compensation of our executives at our annual meeting of stockholders following our 2019 fiscal year.

Summary Compensation Table
The following summary compensation table summarizes the compensation paid or accrued by our company in the fiscal years indicated with respect to our three executive officers, including our chief executive officer and our principal financial officer.  In this proxy statement, these individuals are referred to as our "named executive officers."
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali-fied Deferred Compensation Earnings ($)	All other Compensa- tion ($) (2)	Total ($)
Christopher H. Atayan, Chief Executive Officer & Chairman	2017	553,440	691,800	895,950	--	--	--	10,800	2,151,990
	2016	537,320	671,650	907,335	--	--	--	10,600	2,126,905
	2015	521,760	652,088	830,610	--	--	--	10,600	2,015,058
Kathleen M. Evans, President	2017	422,070	146,317	--	--	--	--	23,707	592,094
	2016	409,780	142,057	--	--	--	--	23,507	575,344
	2015	397,840	137,917	--	--	--	--	150,797	686,554
Andrew C. Plummer, Vice President, Secretary & Chief Financial Officer	2017	289,080	180,675	185,525	--	--	--	11,698	666,978
	2016	251,530	157,206	187,883	--	--	--	10,600	607,219
	2015	215,530	134,706	171,995	--	--	--	10,593	532,824

(1)
The amounts in this column reflect the grant date fair value, computed in accordance with FASB ASC 718, for awards granted to our named executive officers of restricted stock units for services provided in the applicable fiscal year.  These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards.  Assumptions used in the calculation of these amounts use the closing stock price on the date of grant.

(2)	The amounts in this column for our 2017 fiscal year reflect the following compensation:
Name	Auto Allowance ($) (a)	Life Insurance Premiums ($) (b)	Company Profit Sharing Plan Contributions ($) (c)	Total ($)
Mr. Atayan	--	--	10,800	10,800
Ms. Evans	12,000	907	10,800	23,707
Mr. Plummer	--	--	11,698	11,698
_____________
(a)	Reflects a cash allowance provided as compensation for the use of the executive's automobile on company business.
(b)	Reflects life insurance premiums paid by our company with respect to term life insurance policies.
(c)
Reflects company matching contributions under our 401(k) profit sharing plan.  Employees may contribute up to 100% of their compensation into this plan, subject to Internal Revenue Service limits.  Our company matches 50% of the first 4% of compensation contributed and 100% of the next 2% of compensation contributed for a maximum company match equal to 4% of employee compensation.

Grants of Plan Based Awards
No plan based awards were granted to our named executive officers for our 2017 fiscal year other than the awards of restricted stock units reflected in the table below.
Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)

Mr. Atayan	10/24/17	9,900 (1)	--	--	895,950
Ms. Evans	--	--	--	--	--
Mr. Plummer	10/24/17	2,050 (1)	--	--	185,525
_____________
(1)
Consists of awards of restricted stock units under our 2014 omnibus incentive plan.  These awards may not be sold, assigned, or otherwise transferred by any award recipient prior to the vesting date for such units.  The award recipient will be entitled to receive all dividends or other distributions with respect to the shares awarded to him.  However, any cash dividends payable with respect to unvested restricted stock units will be held in escrow by our company and subject to the same conditions regarding vesting as the restricted stock units.  These restricted stock unit awards are scheduled to vest as to one-third of the award on October 24, 2018, October 24, 2019 and October 24, 2020.

(2)
These amounts reflect the grant date fair value, computed in accordance with FASB ASC 718, for awards of restricted stock units granted to our named executive officers using the closing stock price on the date of grant.  The amounts reported do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards.

Option Exercises and Stock Vesting
The following table sets forth information with respect to each named executive officer concerning the exercise of options, and acquisition of shares on vesting, during our 2017 fiscal year.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)
Mr. Atayan	--	--	3,300	256,405 (3)
	--	--	3,300	256,405 (4)
	--	--	3,300	256,405 (5)
Ms. Evans	--	--	--	--
Mr. Plummer	--	--	683	53,068 (3)
	--	--	683	53,068 (4)
	--	--	684	53,147 (5)
_____________
(1)	Determined by subtracting the exercise price of the options exercised from the estimated fair market value of the underlying shares of our common stock on the date such options were exercised.
(2)
Represents shares of common stock acquired on vesting of restricted stock units or "RSUs" (prior to any reduction of shares to provide for the payment of applicable tax withholding amounts).  The award recipient has the right to receive, on the vesting date, either (i) an amount of cash equal to the fair market value of the shares of common stock underlying the recipient's RSUs then vesting or (ii) the number of shares of common stock underlying the recipient's RSUs then vesting.

(3)	Determined based on the estimated fair market value of our common stock on the October 20, 2016 vesting date for awards of RSUs.
(4)	Determined based on the estimated fair market value of our common stock on the October 21, 2016 vesting date for awards of RSUs.
(5)	Determined based on the estimated fair market value of our common stock on the October 22, 2016 vesting date for awards of RSUs.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information with respect to each named executive officer concerning equity awards held as of September 30, 2017.
	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Mr. Atayan	--	--	--	--	--	3,300 (1)	304,425	--	--
	--	--	--	--	--	6,600 (2)	608,850	--	--
	--	--	--	--	--	9,900 (3)	913,275	--	--
Ms. Evans	--	--	--	--	--	--	--	--	--
Mr. Plummer	--	--	--	--	--	684 (1)	63,099	--	--
	--	--	--	--	--	1,367 (2)	126,106	--	--
	--	--	--	--	--	2,050 (3)	189,113	--	--
_____________
(1)
Subject to earlier forfeiture under the limited circumstances specified in our 2007 omnibus incentive plan or in our 2014 omnibus incentive plan, as applicable, and in the related award agreements with the respective award recipients, these restricted stock unit awards vest on October 21, 2017.

(2)
Subject to earlier forfeiture under the limited circumstances specified in our 2014 omnibus incentive plan and in the related award agreements with the respective award recipients, these restricted stock unit awards vest in equal shares on October 20, 2017 and October 20, 2018.

(3)
Subject to earlier forfeiture under the limited circumstances specified in our 2014 omnibus incentive plan and in the related award agreements with the respective award recipients, these restricted stock unit awards vest in equal shares on October 25, 2017, October 25, 2018 and October 25, 2019.

(4)	Determined based on the closing market price of our common stock on September 30, 2017.
Equity Compensation Plan Information
The following equity compensation plan information summarizes plans and securities approved and not approved by security holders as of September 30, 2017.
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	28,300	$74.75	34,065
Equity compensation plans not approved by security holders	--	--	--
Total. . . . . . . . . . . . . . . . . . . . . .	28,300	$74.75	34,065

(1)
Consists of (i) our 2007 omnibus incentive plan, described under "Executive Compensation and Related Matters—2007 Omnibus Incentive Plan," and (ii) our 2014 omnibus incentive plan, described under "Executive Compensation and Related Matters—2014 Omnibus Incentive Plan."  The weighted average exercise price in column (b) reflects the weighted average exercise price of outstanding stock options.

2007 Omnibus Incentive Plan
We have adopted our 2007 omnibus incentive plan or "Equity Plan" to encourage employees of our company, affiliates and subsidiaries to acquire a proprietary and vested interest in the growth and performance of our company.  The Equity Plan also is designed to assist our company in attracting and retaining employees and non-employee directors by providing them with the opportunity to participate in the success and profitability of our company.  Equity-based awards also are intended to further align the interests of award recipients with the interests of our stockholders.
Eligible Participants. The eligible participants in the Equity Plan are all employees of our company, affiliates and subsidiaries, including employees who are officers or members of our board of directors, and members of our board who are not employees of our company.  Currently, there are approximately 20 directors, officers and employees of our company, affiliates and subsidiaries who are participating in the Equity Plan.
Equity Plan Administration. The Equity Plan may be administered by our board of directors or a committee consisting of two or more directors, as our board may determine.  Currently, our compensation committee administers the Equity Plan and has the sole discretion to administer and interpret the Equity Plan and determine who will be granted awards under the Equity Plan, the size and types of such awards and the terms and conditions of such awards.
Shares Subject to the Equity Plan. The Equity Plan permits the issuance of up to 150,000 shares of our common stock pursuant to awards granted under the Equity Plan such as stock options, restricted stock awards, restricted stock units, performance share awards, as well as awards such as stock appreciation rights, performance units, performance shares, bonus share and dividend share awards payable in the form of common stock or cash.  As of November 7, 2017, 126,703 shares of our common stock had been issued pursuant to awards granted under the Equity Plan, and an additional 12,180 shares of common stock may be issued under the terms of outstanding stock option and restricted stock unit awards granted under the Equity Plan.
Stock Options. Both incentive stock options and nonqualified stock options may be granted under the Equity Plan.  The per-share exercise price of an option is set by our compensation committee and generally may not be less than the fair market value of a share of our common stock on the date of grant.  Options granted under the Equity Plan are exercisable at the times and on the terms established by our compensation committee.  The maximum term of an option is ten years from the date of grant.
Stock Appreciation Rights. A stock appreciation right or "SAR" is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the stock appreciation right over the grant price of the stock appreciation right.  The Equity Plan permits the grant of two types of SARs: freestanding SARs, tandem SARs, or any combination of the two. A freestanding SAR is a SAR that is granted independent of any stock option.  A tandem SAR is a SAR that is granted in connection with a related stock option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly canceled).  Our compensation committee has complete discretion to determine the number of SARs granted to any participant and the terms and conditions pertaining to such SARs.
Restricted Stock and Restricted Stock Unit Grants. The Equity Plan permits the grant of restricted stock or restricted stock unit awards.  Restricted stock and restricted stock units may be issued or transferred for consideration or for no consideration, as determined by our compensation committee.  Our compensation committee may establish conditions under which restrictions on shares of restricted stock or restricted stock units lapse over a period of time or according to such other criteria as our compensation committee deems appropriate, including the achievement of specific performance goals.
Performance Unit and Performance Shares. The Equity Plan permits the grant of performance units and performance share awards which are bonuses payable in cash, common stock or a combination thereof.  Each performance unit and performance share will represent the right of the participant to receive an amount based on the value of the performance unit/share, if performance goals established by our compensation committee are met.  A performance unit will have a value based on such measurements or criteria as our compensation committee determines.  A performance share will have a value equal to the fair market value of a share of our common stock.  When an award of these are granted, our compensation committee will establish a performance period during which performance will be measured.  At the end of each performance period, our compensation committee will determine to what extent the performance goals and other conditions of the performance units/shares are met.

Bonus Shares and Deferred Shares.  The Equity Plan permits the grant of shares to participants from time-to-time as a bonus.  Such shares may be paid on a current basis or may be deferred and paid in the future.  Our board of directors or our compensation committee may impose such conditions or restrictions on any such deferred shares as it may deem advisable, including time-vesting restrictions and deferred payment features.
Restrictions on Transfer. Awards under the Equity Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and generally are exercisable, during the recipient's lifetime, only by the recipient.  Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient's beneficiary or representative.
Changes in Capital or Corporate Structure. If, without the receipt of consideration by our company, there is any change in the number or kind of shares of our common stock outstanding by reason of a stock dividend or any other distribution upon the shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization, the maximum number of shares of our common stock available for grants, the maximum number of shares of our common stock that any individual participating in the Equity Plan may be granted in any year, and the number of shares covered by outstanding grants may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such grants. Any fractional shares resulting from such adjustment will be rounded up to the nearest whole share.  The purchase or exercise price payable by any plan participant with respect to any award also will be adjusted upon the occurrence of any of the events referred to above so that there will be no change in the aggregate price payable by such participant.  Adjustments determined by our compensation committee are final, binding and conclusive.
If our company undergoes a "change of control," as that term is defined in the Equity Plan, each option, share of restricted stock and other grant held by a non-employee director will, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of the change of control.
2014 Omnibus Incentive Plan
We have adopted our 2014 omnibus incentive plan or "2014 Plan" to encourage employees of our company, its affiliates and subsidiaries to acquire or increase a proprietary and vested interest in the growth and performance of our company.  The 2014 Plan also is designed to assist our company in attracting and retaining employees and non-employee directors by providing them with the opportunity to participate in the success and profitability of our company.  Equity-based awards also are intended to further align the interests of award recipients and with the interests of our stockholders.
Eligible Participants. The eligible participants in the 2014 Plan are all employees of our company, its affiliates and its subsidiaries, including employees who are officers or members of our board of directors, and members of our board who are not employees of our company.  Currently, there are approximately 15 directors, officers and employees of our company, affiliates and subsidiaries who are participating in the 2014 Plan.
Equity Plan Administration. The 2014 Plan may be administered by our board of directors or a committee consisting of two or more directors, as our board may determine.  Currently, our compensation committee administers the 2014 Plan and has the sole discretion to administer and interpret the 2014 Plan and determine who will be granted awards under the 2014 Plan, the size and types of awards, the terms and conditions of awards, and the circumstances under which awards may be canceled, forfeited or suspended.  The administrator may modify and amend the 2014 Plan and appoint agents for the proper administration of the 2014 Plan and, with the consent of an award holder, amend an outstanding award agreement under the 2014 Plan.  The administrator also may amend an outstanding award agreement under the 2014 Plan without the consent of an award holder if (i) the administrator determines that such amendment does not materially adversely affect the rights of the award holder, (ii) is necessary or advisable to carry out the purposes of the award as a result of a new or modified law or (iii) to the extent the award agreement specifically permits the amendment without the award holder's consent.

Shares Subject to the Equity Plan. The 2014 Plan permits the issuance of up to 75,000 shares of our common stock pursuant to awards granted under the 2014 Plan such as stock options, restricted stock awards, restricted stock units, performance share awards, as well as awards such as stock appreciation rights, performance units, performance shares, bonus share and dividend share awards payable in the form of common stock or cash.  If shares are issued pursuant to an award that was substituted in replacement of stock or stock-based awards held by current and former employees or non-employee directors of another business that is, or whose stock is, acquired by us or an affiliate in connection with a corporate transaction, those shares would not count against the authorized limit of shares available for issuance under the 2014 Plan.  The shares that may be issued under the 2014 Plan are subject to increase or decrease in the event of any change in our company's capital structure.
The shares issued under the 2014 Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares, and to the extent any award under the 2014 Plan is exercised, terminates, expires or is forfeited without payment being made in the form of common stock, the shares subject to such award that were not issued will again be available for distribution under the 2014 Plan.  In addition, if a stock appreciation right is settled in shares, only the number of shares of common stock delivered in settlement of it will count against the 2014 Plan's share issuance limit, regardless of the original number of the underlying shares of common stock.  If any shares subject to an award are withheld or applied as payment in connection with the exercise of an award (including the withholding of shares on the exercise of a stock appreciation right that is settled in shares) or, except for shares of restricted stock, the withholding or payment of taxes related thereto, those shares will continue be available for grant under the 2014 Plan and will not count against the authorized limit.
With respect to awards, the 2014 Plan places limits on the maximum amount of shares that may be granted in any one year.  No participant may receive awards under the 2014 Plan that cover in the aggregate more than 35,000 shares in any one year.  For purposes of Code Section 162(m), this limit applies to any stock options or stock appreciation rights that would be granted to a single participant in a single calendar year.  This limit also is subject to adjustment for changes in our company's capital structure.
As of November 7, 2017, 20,481 shares of our common stock had been issued pursuant to awards granted under the 2014 Plan, and 49,451 shares of common stock may be issued under the terms of outstanding stock option and restricted stock unit awards granted under the 2014 Plan.
Stock Options. Both incentive stock options and nonqualified stock options may be granted under the 2014 Plan.  The per-share exercise price of an option is set by the administrator and generally may not be less than the fair market value of a share of our common stock on the date of grant.  Options granted under the 2014 Plan are exercisable at the times and on the terms established by the administrator.  The maximum term of an option is ten years from the date of grant.  The aggregate fair market value (as of the grant date) of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2014 Plan or under any other plan of our company or its affiliates which qualifies as an incentive stock option plan under Code Section 422) may not exceed $100,000.  To the extent such fair market value exceeds $100,000 during any calendar year, amounts in excess of $100,000 are treated as nonqualified stock options.
Stock Appreciation Rights. A stock appreciation right or "SAR" is the right to receive payment of an amount equal to the excess of the fair market value of a share of common stock on the date of exercise of the stock appreciation right over the grant price of the stock appreciation right.  The 2014 Plan permits the grant of two types of SARs: freestanding SARs, tandem SARs, or any combination of the two. A freestanding SAR is a SAR that is granted independent of any stock option.  A tandem SAR is a SAR that is granted in connection with a related stock option, the exercise of which requires a forfeiture of the right to purchase a share under the related option (and when a share is purchased under the option, the SAR is similarly canceled).  The administrator has complete discretion to determine the number of SARs granted to any participant and the terms and conditions pertaining to such SARs.
Restricted Stock and Restricted Stock Unit Grants. The 2014 Plan permits the grant of restricted stock or restricted stock unit awards.  Restricted stock and restricted stock units may be issued or transferred for consideration or for no consideration, as determined by the administrator.  The administrator may establish conditions under which restrictions on shares of restricted stock or restricted stock units lapse over a period of time or according to such other criteria as the administrator deems appropriate, including the achievement of specific performance goals.

Performance Unit and Performance Shares. The 2014 Plan permits the grant of performance units and performance share awards which are bonuses payable in cash, common stock or a combination thereof.  Each performance unit and performance share will represent the right of the participant to receive an amount based on the value of the performance unit/share, if performance goals established by the administrator are met.  A performance unit will have a value based on such measurements or criteria as the administrator determines.  A performance share will have a value equal to the fair market value of a share of our common stock.  When an award of these are granted, the administrator will establish a performance period during which performance will be measured.  At the end of each performance period, the administrator will determine to what extent the performance goals and other conditions of the performance units/shares are met.
Bonus Shares and Deferred Shares.  The 2014 Plan permits the grant of shares to participants from time-to-time as a bonus.  Such shares may be paid on a current basis or may be deferred and paid in the future.  Our board of directors or the administrator may impose such conditions or restrictions on any such deferred shares as it may deem advisable, including time-vesting restrictions and deferred payment features.
Restrictions on Transfer. Awards under the 2014 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and generally are exercisable, during the recipient's lifetime, only by the recipient.  Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient's beneficiary or representative.
Changes in Capital or Corporate Structure. If, without the receipt of consideration by our company, there is any change in the number or kind of shares of our common stock outstanding by reason of a stock dividend or any other distribution upon the shares payable in stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization, the maximum number of shares of our common stock available for grants, the maximum number of shares of our common stock that any individual participating in the 2014 Plan may be granted in any year, and the number of shares covered by outstanding grants may be appropriately adjusted to reflect any increase or decrease in the number of issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such grants. Any fractional shares resulting from such adjustment will be rounded up to the nearest whole share.  The purchase or exercise price payable by any plan participant with respect to any award also will be adjusted upon the occurrence of any of the events referred to above so that there will be no change in the aggregate price payable by such participant.  Adjustments determined by the administrator are final, binding and conclusive.
If our company undergoes a "change of control," as that term is defined in the 2014 Plan, each option, share of restricted stock and other grant held by a non-employee director will, without regard to any vesting schedule, restriction or performance target, automatically become fully exercisable or payable, as the case may be, as of the date of the change of control.
Change of Control Agreements
On December 29, 2006, we entered into a change of control agreement with each of Christopher H. Atayan, our Chief Executive Officer, and Kathleen M. Evans, our President.  Each such agreement is referred to in this section as an "Agreement."  The initial term of the Agreement extended for two years until December 31, 2008.  Beginning on December 31, 2007 and each December 31 following, the Agreement term automatically extends for one additional year unless we give the applicable officer notice by September 30 of that year.  In addition, if a change in control (as that term is defined in the Agreement) occurs during the term of the Agreement, the term of the Agreement will continue for a period of 24 months after the month in which such change in control occurred.
The Agreement requires Mr. Atayan or Ms. Evans, as applicable, to remain in our employ for a period of six months after a change in control, unless involuntarily terminated by us other than for cause (as that term is defined in the Agreement) or terminated by the officer for good reason (as that term is defined in the Agreement).

If a change of control event occurs and the term of the Agreement has not expired, we will owe the applicable officer the following:
•
During any period prior to termination of employment that the officer fails to perform full-time duties as a result of disability, total compensation, including base salary, bonus and any benefits, will continue unaffected until either the officer returns to the full-time performance of duties or employment is terminated.

•
If employment is terminated by our company for cause or by the officer other than for good reason, we will pay the officer his or her full base salary through the date of termination plus all other amounts to which the officer is then entitled under any of our compensation or benefit plans.

•	If employment terminates by reason of death, benefits will be determined in accordance with our retirement, survivor's benefits, insurance and other applicable programs and plans then in effect.
•	If employment is terminated by our company (other than for cause or disability) or by the officer for good reason, the officer will be entitled to the following benefits:
o	All accrued compensation and benefits.
o
A severance payment in the form of a cash lump sum distribution equal to current annual compensation (as that term is defined in the Agreement) multiplied by two, which payment is subject to pro rata reduction to the extent that the officer is age 65 or over during the three years immediately following the termination of employment.

o
Life and health insurance benefits (for 24 months after termination or until the officer turns 65 if earlier) that are substantially similar to those received immediately prior to the date of termination or, if more favorable to the officer, immediately prior to the event date.  These benefits will be provided at a cost to the officer that is no greater than the amount paid for such benefits by active employees who participate in such company-sponsored welfare benefit plan or, if less, the amount paid for such benefits by the officer immediately prior to the event date.

The following table shows the potential payments upon certain events, including termination of employment before and after a change of control of our company, for each of the named executive officers (excluding Ms. Evans who, having reached age 65, would not be eligible for such payments) if the termination and change of control had occurred on September 30, 2017.  Fully vested and accrued benefits are not included in the table unless the form, amount or terms of the benefit would be enhanced or accelerated by the termination event.
	Prior to Change of Control			After Change of Control
Benefit	Termination due to Death	Termination due to Disability	Termination w/o Cause	Termination w/o Cause or for Good Reason	Termination due to Death or Disability	Automatically with or w/o Termination
Christopher H. Atayan
Severance payment (1)	--	--	--	$2,483,772	--	--
Continuation of insurance coverage (2)	--	--	--	31,200	--	--
Vesting of restricted stock units (3)	$1,826,550	$1,826,550	$1,826,550	$1,826,550	$1,826,550	$1,826,550
Total for Mr. Atayan	$1,826,550	$1,826,550	$1,826,550	$4,341,522	$1,826,550	$1,826,550
Andrew C. Plummer
Vesting of restricted stock units (3)	$378,317	$378,317	$378,317	$378,317	$378,317	$378,317
Total for Mr. Plummer	$378,317	$378,317	$378,317	$378,317	$378,317	$378,317

(1)	Represents the amount calculated pursuant to the change of control agreement equal to the product of two times the sum of:
•	Mr. Atayan's annual base salary rate in effect immediately prior to termination of employment, and
•	the average of the actual bonus awarded to Mr. Atayan, if any, for the three years immediately preceding termination of employment.

This amount (subject to pro rata reduction to the extent that Mr. Atayan is age 65 or over during the three years immediately following the termination of employment) would be payable in a lump sum on the first day following the six month anniversary of the date of employment termination.

(2)
Represents the amount calculated pursuant to the change of control agreement equal to our estimated incremental cost for life and health insurance benefits provided to Mr. Atayan for 24 months following termination (or until he turns 65 if earlier), after giving effect to the portion paid by him.

(3)
Represents the value of restricted stock units whose vesting is accelerated pursuant to the applicable award agreement, calculated by multiplying the number of restricted stock units by the closing market price of our common stock on September 30, 2017.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Our company's policy is that all transactions between us and our officers, directors and/or five percent stockholders will be on terms no more favorable to those related parties than the terms provided to independent third parties.
INDEPENDENT AUDITOR FEES AND SERVICES
Independent Auditor Fees and Services
The following table presents fees for professional audit services rendered by our independent registered public accounting firm for the audit of our annual financial statements for our 2016 and 2017 fiscal years, and fees billed for other services rendered by our independent registered public accounting firm during such fiscal years.  All audit and non-audit services provided to our company by our independent registered public accounting firm were approved by our audit committee.
Type of Fee	Fiscal 2016	Fiscal 2017
Audit Fees (1)	$338,208	$338,424
Audit-Related Fees (2)	14,300	13,750
Tax Fees (3)	63,171	61,676
All Other Fees	--	--
Total	$415,679	$413,850

(1)
Audit Fees, including those for audits, include the aggregate fees billed to us during our 2016 and 2017 fiscal years for professional services rendered for the audit of our annual financial statements, as well as the review of financial statements included in our quarterly reports on Form 10-Q.

(2)
Audit Related Fees include the aggregate fees billed to us during our 2016 and 2017 fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including services provided with respect to the audit of our company's employee benefit plans and compliance with Sarbanes-Oxley Act and related regulatory matters.

(3)
Tax Fees include the aggregate fees billed to us during our 2016 and 2017 fiscal years for professional services rendered for preparation of tax returns, research and general advice relating to tax issues and compliance.

In making its determination regarding the independence of RSM US LLP, our audit committee considered whether the provision of the services for which we incurred the "Audit-Related Fees," "Tax Fees," and "All Other Fees" was compatible with maintaining such independence.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
Pursuant to its charter, the audit committee of our board of directors is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between our company and its independent auditor.  Our engagement of RSM US LLP to conduct the audit of our company for our 2017 fiscal year was approved by the audit committee on October 7, 2016.  Additionally, each permissible non-audit engagement or relationship between our company and our independent registered public accounting firm entered into since September 30, 2016 has been reviewed and approved by the audit committee.  All audit-related, tax and all other fees were pre-approved by the audit committee.  We have been advised by RSM US LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full time employees and partners of RSM US LLP.

The audit committee of our board of directors has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for our company:

The audit committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for our company by its independent registered public accounting firm,  subject to the exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 which must be approved by the audit committee prior to the completion of the audit.

AUDIT COMMITTEE REPORT
The audit committee of our board of directors currently is composed of three members of our board of directors, all of whom meet the independence requirements of the SEC and the NYSE American.  The audit committee operates under a written charter adopted by our board of directors, and assists the board in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by our independent registered public accounting firm.  The audit committee also selects our company's independent registered public accounting firm, which selection is then submitted to our stockholders for ratification.
Management is responsible for our company's internal controls and the financial reporting process.  Our independent registered public accounting firm, RSM US LLP, is responsible for performing an independent audit of our company's consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles.  The audit committee's responsibility is to monitor and oversee these processes and to report to our board of directors on its findings.
In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the audit committee that our company's September 30, 2017 consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.  The audit committee has reviewed and discussed these consolidated financial statements with management and the independent registered public accounting firm.  The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
Our company's independent registered public accounting firm also provided to the audit committee the written disclosures and letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the audit committee discussed with the independent registered public accounting firm that firm's independence.  The audit committee has considered whether the services provided under other non-audit services are compatible with maintaining the independence of RSM US LLP.
The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the audit committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants.  Accordingly, the audit committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee's considerations and discussions referred to above do not assure that the audit of our company's financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles, or that our company's auditors are in fact "independent."
Based upon the audit committee's discussion with management and the independent registered public accounting firm, and the audit committee's review of the representation of management and the report of the independent registered public accounting firm to the audit committee, the audit committee recommended that our board of directors include the audited consolidated financial statements in our company's annual report on Form 10-K for the fiscal year ended September 30, 2017 for filing with the SEC.
The Audit Committee
John R. Loyack	Stanley Mayer	Timothy R. Pestotnik

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING
It is anticipated that next year's annual meeting of stockholders will be held on December 21, 2018.  Stockholders may propose actions for consideration at next year's annual meeting either by presenting them for inclusion in our company's proxy statement or by undertaking the solicitation of votes independent of our proxy statement.  In addition, stockholders may nominate an individual for election to the board of directors at next year's annual meeting.  Any stockholder who intends to present a proposal or make a nomination at next year's annual meeting must deliver the proposal or nomination to our company at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122, Attention: Andrew Plummer, Secretary by the applicable deadline below:
•
If the stockholder proposal is intended for inclusion in our proxy materials for that meeting pursuant to SEC Rule 14a-8, our company must receive the proposal no later than July 19, 2018.  Such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC.

•
If the stockholder proposal is to be presented without inclusion in our proxy materials for that meeting, our bylaws require that our company receive notice of the proposal no later than November 16, 2018.  In addition, the stockholder must comply with the other advance notice provisions of our company's bylaws.  See "Advance Notice of Stockholder Proposals" below.

•
If the stockholder is to make a nomination for that meeting, our bylaws require that our company receive notice of the proposed nominee no later than November 16, 2018.  In addition, the stockholder must comply with the other advance notice provisions of our company's bylaws.  See "Advance Notice of Stockholder Proposals" below.

Proxies solicited in connection with next year's annual meeting of stockholders will confer on the appointed proxies discretionary voting authority to vote on stockholder proposals that are not presented for inclusion in the proxy materials unless the proposing stockholder notifies our company by November 16, 2018 that such proposal will be made at the meeting.
ADVANCE NOTICE OF STOCKHOLDER PROPOSALS
Under our bylaws, any stockholder wishing to submit a proposal for presentation at an annual meeting may do so by complying with its provisions, including providing written notice to our corporate secretary of the proposal within the specified time period.
Any nominations, other than those made by or on behalf of our board of directors, and any proposal by any stockholder to transact any business at an annual or special stockholders' meeting, must be made by written notice mailed by certified mail to our corporate secretary.  In the case of an annual meeting of stockholders, such notice must be received by our corporate secretary no later than 35 days prior to the date of the annual meeting; except that if less than 35 days' notice of the annual meeting is given to the stockholders, such notice must be received by our corporate secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.  In the case of a special meeting of stockholders, the stockholder's written notice of proposed business or nomination must be received by our corporate secretary not later than the close of business on the tenth day following the day on which (i) notice of the date of the special meeting was mailed or (ii) public disclosure of the date of the special meeting was made, whichever occurs first.
A stockholder's proposal to transact any business at an annual or special stockholders' meeting should set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business; (iii) the number of shares of our company's stock beneficially owned by such stockholder; and (iv) any material interest of such stockholder in the business matter being proposed.  A notice of nominations by stockholders must set forth as to each proposed nominee who is not an incumbent director (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of our company's stock which are beneficially owned by each such nominee and the nominating stockholder and (iv) any other information concerning the nominee that must be disclosed regarding nominees in proxy solicitations pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules under such section.

Only stockholders of record as of the record date for the annual meeting are entitled to bring business before the annual meeting or make nominations for directors.  We urge you to examine our bylaws for the advance notice provisions, including a complete listing of the information required to be included in any such notice.  You may request a copy of our bylaws by contacting our corporate secretary, Andrew Plummer, at AMCON Distributing Company, 7405 Irvington Road, Omaha, NE 68122, Attention: Secretary.
BY ORDER OF THE BOARD OF DIRECTORS,

Andrew C. Plummer
Secretary

Omaha, Nebraska
November 16, 2017

AMCON DISTRIBUTING COMPANY
IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of three Class III directors:	For	Withhold		For	Withhold		For	Withhold
01 – Kathleen M. Evans	☐	☐	02 – John R. Loyack	☐	☐	03 – Timothy R. Pestotnik	☐	☐

	For	Against	Abstain
2. Ratification and approval of the selection of RSM US LLP as the Company's independent registered public accounting firm for the 2018 fiscal year	☐	☐	☐

B	Non-Voting Items

Change of Address - Please print your new address below.	Comments - Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below

Sign exactly as your name appears on your stock certificate. Where shares are held in the name of two or more persons, all should sign individually. A corporation should sign by authorized officer and affix corporate seal.

Date (mm/dd/yyyy) - Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

REVOCABLE PROXY — AMCON DISTRIBUTING COMPANY

ANNUAL MEETING OF THE STOCKHOLDERS OF
AMCON DISTRIBUTING COMPANY
DECEMBER 21, 2017

The undersigned (whose signature appears on the reverse side) hereby appoints Christopher H. Atayan and Charles J. Schmaderer, and each of them, jointly and severally, the agents and proxies of the undersigned, each with full power of substitution to attend the Annual Meeting of the Stockholders of AMCON Distributing Company (the "Company") to be held in the Omaha Hilton Hotel located at 1001 Cass Street, Omaha, Nebraska, on Thursday, December 21, 2017, commencing at 1:00 p.m., local time, and any adjournment thereof (the "Meeting"), and to vote all of the stock of the Company, standing in the name of the undersigned on its books as of the close of business on November 7, 2017, and which the undersigned would be entitled to vote, if present, with the same force and effect as if voted by the undersigned and especially to vote said stock with respect to the matters set forth hereon (see reverse side).
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Meeting.
Our board of directors recommends that you vote "FOR" the election of each person listed hereon (see reverse side) as a director of the Company, and "FOR" the ratification and approval of the selection of the Company's independent registered public accounting firm. This Proxy will be voted as directed, but if no instructions are specified, this Proxy will be voted in accordance with those recommendations of our board of directors. In their discretion, the appointed proxies and agents are authorized to vote upon such other business as may properly be presented at the Meeting. This Proxy is solicited on behalf of our board of directors and may be revoked prior to its exercise.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POST-PAID ENVELOPE